As filed with the Securities and Exchange Commission on December 29, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRM HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Skandia International House
16 Church Street
Hamilton HM 11
Bermuda
(441) 295-2185
(Address of Principal Executive offices, including Zip Code)

CRM Holdings, Ltd. 2005 Long-Term Incentive Plan
(Full Title of the Plan)

Louis J. Viglotti, Esq.
General Counsel
Compensation Risk Managers, LLC
112 Delafield Street
Poughkeepsie, New York 12601
(845) 452-4100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copy to:
Roslyn Tom, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 751-5700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate	registration
Title of securities to be registered	registered(1)	per share	offering price	fee(4)

Common Shares, par value $0.01 per share	1,500,000(2)	$13.37(3)	$20,055,000(3)	$2,145.89

(1)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares issuable under the CRM Holdings, Ltd. 2005 Long-Term Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon the average of the high ($13.74) and low ($13.00) selling prices per share of the Registrant’s Common Shares on December 27, 2005, on the Nasdaq National Market.

(4)	Calculated at a rate of $107.00 per $1,000,000 pursuant to SEC Fee Rate Advisory #5 for Fiscal Year 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information
Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents, which have been filed by CRM Holdings, Ltd. (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference, except as superseded or modified as described herein:
(a)	The Company’s Prospectus, dated December 20, 2005 and filed on December 21, 2005 pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-128424).

(b)	Not applicable.

(c)	The description of the Company’s common shares, par value $0.01 per share, included under the caption “Description of Share Capital” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on September 19, 2005 (Registration No. 333-128424), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 16, 2005.
In addition, all documents and other reports the Company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, will be automatically incorporated by reference as of and from the date of filing; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded will only be deemed to be a part of this Registration Statement as so modified or superseded.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The amended and restated bye-laws of the Company provide for the indemnification of the Company’s officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an “Indemnified Person,” against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law, incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.
The Company’s amended and restated bye-laws state that an Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.
In addition, each shareholder and the Company agree to waive any claim or right of action such shareholder or it may have at any time, whether individually or by or in the right of the Company against any Indemnified Person on account of any action taken by such person in the performance of his or her duties with or for the Company; provided that such waiver shall not apply to any claims or rights of action which would render it void pursuant to the Companies Act as in effect from time to time in Bermuda, and any claim or rights of action arising out of fraud or dishonesty on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in a company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.
Under the Company’s employment agreements with each of Daniel G. Hickey, Jr. and Martin D. Rakoff, the Co-Chief Executive Officers, if either of Messrs. Hickey or Rakoff is made or threatened to be made a party to any action, suit or proceeding by reason of his service to the Company, he shall be indemnified to the fullest extent allowed under the Company’s organizational documents or Board resolutions or, if greater, the laws of the State of New York against all expenses and liabilities reasonably incurred in connection therewith. Such indemnification shall survive the term of employment and shall inure to the benefit of the heirs, executors and administrators of each of Messrs. Hickey and Rakoff.
Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-128424) for provisions providing that the underwriters are thereunder obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Company against certain liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein.

4.1	Memorandum of Association of the Company*

4.2	Amended and Restated Bye-Laws of the Company**

4.3	Specimen Common Share Certificate***

4.4	CRM Holdings, Ltd. 2005 Long-Term Incentive Plan**

5.1	Opinion of Appleby Spurling Hunter

23.1	Consent of Johnson Lambert & Co.

23.2	Consent of Appleby Spurling Hunter (included in Exhibit 5.1)

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement)

*	Previously filed on September 19, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-128424).
**	Previously filed on December 7, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-128424).

***	Previously filed on December 20, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-128424).

Item 9. Undertakings
The Company hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A) paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement; and
(B) paragraphs (i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(C) provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) that are incorporated by reference in the Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; and
(5) that, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and
     (iv) Any other communication that is an offer in the offering made by the Company to the purchaser.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 29th day of December, 2005.

CRM Holdings, Ltd.
By:	/s/ Daniel G. Hickey, Jr.
Daniel G. Hickey, Jr.
Co-Chief Executive Officer

By:	/s/ Martin D. Rakoff
Martin D. Rakoff
Co-Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Daniel G. Hickey, Jr. and Martin D. Rakoff and each of them, with full power of substitution and full power to act, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that all said attorneys-in-fact and agents or any one of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.	Co-Chief Executive Officer and Chairman of the Board	December 29, 2005
/s/ Martin D. Rakoff Martin D. Rakoff	Co-Chief Executive Officer and Deputy Chairman of the Board	December 29, 2005
/s/ James J. Scardino James J. Scardino	Chief Financial Officer	December 29, 2005
/s/ Allan W. Fulkerson Allan W. Fulkerson	Director	December 29, 2005
/s/ Daniel G. Hickey, Sr. Daniel G. Hickey, Sr.	Director	December 29, 2005
/s/ David M/ Birsner David M. Birsner	Director	December 29, 2005
/s/ Keith S. Hynes Keith S. Hynes	Director	December 29, 2005
/s/ Philip J. Magnarella Philip J. Magnarella	Director	December 29, 2005
/s/ Louis Rosner Louis Rosner	Director	December 29, 2005
/s/ Salvatore A. Patafio Salvatore A. Patafio	Director	December 29, 2005
/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.	Authorized Representative in the United States	December 29, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Memorandum of Association of the Company*

4.2	Amended and Restated Bye-Laws of the Company**

4.3	Specimen Common Share Certificate***

4.4	CRM Holdings, Ltd. 2005 Long-Term Incentive Plan**

5.1	Opinion of Appleby Spurling Hunter

23.1	Consent of Johnson Lambert & Co.

23.2	Consent of Appleby Spurling Hunter (included in Exhibit 5.1)

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement)

*	Previously filed on September 19, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-128424).
**	Previously filed on December 7, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-128424).

***	Previously filed on December 20, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-128424).